EXHIBIT 10.3
HANOVER COMPRESSOR COMPANY
Schedule of Compensation for Non-Employee Directors
(Effective May 8, 2007)

Annual Retainer	$30,000 (all directors)

Committee Chairman Annual Retainer	(Committee Chair Retainer excludes the chairman of the board)

Audit Committee	$15,000

Compensation Committee	$15,000

Finance Committee	$10,000

Governance Committee	$10,000

Chairman of the Board Annual Retainer	$120,000

Attendance Fee	$1,500 paid for all in-person and telephonic board and committee meetings (excludes the chairman of the board).

Restricted Stock	Time-vested restricted stock valued on the date of grant at approximately $105,000, for all directors excluding the chairman of the board, and approximately $150,000, for the chairman of the board. The grant is subject to the terms of 2006 Stock Incentive Plan, as amended, and vests at the rate of one-third per year over a three-year period, subject however, to immediate vesting in the event of a change in control other than the change of control that will occur in connection with the previously announced entry into a Agreement and Plan of Merger, dated February 5, 2007, among Hanover Compressor Company, Universal Compression Holdings, Inc., Iliad Holdings, Inc., Hector Sub, Inc. and Ulysses Sub, Inc. (the “Merger”).
Directors are required to hold the shares until they cease to serve as a director (except to the extent necessary to meet the associated tax obligation).

Reimbursement of Travel Expenses	100% of travel and other expenses while on company business.

In addition, the board approved the grant of a cash performance award of $105,000 that is payable and contingent upon the successful consummation of the Merger. The award was granted only to the six directors who will retire from the Hanover board of directors and who have not been nominated to serve on the board of Iliad Holdings, Inc. upon the consummation of the Merger (the “Retiring Directors”). The Retiring Directors will forfeit their respective May 8, 2007 restricted stock grants upon consummation of the Merger. The board further approved the grant of 21,000 shares of restricted stock to Gordon T. Hall, Chairman of the Board, to acknowledge Mr. Hall’s critical role in negotiating certain aspects of the Merger and his future role in ensuring a successful integration post-Merger. This grant is subject to the same terms as described in “Restricted Stock” above.